Exhibit 10.13

STATE OF BALDWIN

BALDWIN COUNTY

LEASE AGREEMENT

THIS LEASE AGREEMENT is made this 1stday of February, 2005, by and between Forest View Apartments, Inc., an Alabama corporation, as Lessor, whose address is P.O. Box 506 Point Clear, AL 36564 and VISION BANK, an Alabama banking corporation hereinafter called Lessee, whose address is P.O. Box 4649, Gulf Shores, AL 36547

1.	THE LEASE – Lessor does hereby demise, let and lease unto the Lessee the following described premises in Baldwin County, Alabama, to wit:

On Lot 4, Greeno Professional Village, 218 Greeno Road North, Fairhope, Alabama 36532, and Bank Branch Building containing approximately 4150 gross leaseable square feet.

2.	CONSTRUCTION – Lessor, at Lessor’s sole expense, agrees to construct on the leased premises a building according to plans and specifications attached as Exhibit “A” the (“Plans”) and incorporated by reference. No changes in the plans and specifications shall be made unless agreed to in writing by Lessee. Lessee, at Lessee’s expense shall have the right to inspect the construction at all reasonable times and Lessor agrees to cooperate with such inspections. Lessor further represents and warrants that the construction shall be done in a good and workmanlike manner and in accordance with all applicable building codes of the City of Fairhope, Baldwin County or State of Alabama. Further, the Lessor shall transfer and assign to Lessee any warranties from any contractor, subcontractor, material man or supplier for any work performed on the leased premises and shall ensure that all such warranties shall be enforceable by the Lessee as if an original party thereto. Should it be necessary for Lessor to join in any action to enforce the warranties referred to herein, Lessor agrees that it shall do so at the request of Lessee. Lessor shall not be responsible for providing or installing any equipment necessary to Lessee’s business or otherwise desired by Lessee except to the extent shown on the plans.

3.	USE OF THE PREMISES – Lessee shall use the premises as a financial institution and will also use the premises for any other business or activity which may be related to its business in any manner whatsoever.

4.	INITIAL TERM – The term of this lease shall commence on the 1st day of the month immediately following receipt of the Certificate of Occupancy and shall continue for a period of fifteen (15) years unless sooner terminated as hereinafter provided.

5.	RENT – Lessee hereby covenants and agrees to pay the Lessor monthly base rent of $6,916.67 in advance on the first day of the month following the issuance of a Certificate of Occupancy for the leased premises and on the same day of each successive month following thereafter for the remaining term of this lease. With regard to any payments of rent considered in default in accordance with section 20 (a) of this agreement, the Landlord shall have the right to assess a late charge of one and one half percent (1 1/2%) per month of the amount past due.

6.	RENT INCREASE – The base rent shall increase on the 1st day of the 61st month thereafter throughout the term of this lease as extended or renewed (each 60 month period referenced hereby being referred to as a “rental term”); monthly rent shall increase for each rental term equal to 10% of the previous term’s rental agreement.

7.	OPTION TO RENEW – Lessee is hereby granted two successive options to renew for a period of five years each. The option shall automatically renew unless Lessee notifies Lessor that it does not wish to exercise its option to renew prior to the expiration of the initial lease term. All of the terms, covenants and conditions of this lease shall govern any renewal period except that the rental due for such renewal period shall be increased in the same increments as set forth in paragraph 6 of this lease. Should the Lessee fail to exercise the first option to renew, the second option to renew shall be made void and in no effect.

8.	PARKING IN COMMON AREA – Lessee shall enjoy the same right as an owner to the common areas and easements of Greeno Professional Village as set forth in Declaration of Covenants, Conditions and Restrictions for Greeno Professional Village, a planned unit development recorded in the office of the Judge of Probate of Baldwin County, Alabama as Instrument Number 674537. Further, Lessee shall pay all assessments coming due and owing to the Owner’s Association of Greeno Professional Village. During the term of this lease, the Lessee shall exercise all voting rights of the Lessor in the Owner’s Association of Greeno Professional Village and Lessor will execute such proxies as may be necessary to give this full force and effect.

9.	UTILITIES – Lessee agrees to pay the cost of all utilities used in and about the leased premises, including, but not limited to, electrical service, water and sewer service, natural gas service, telephone service and cable television service.

10.	INSURANCE –

(a)	At all times during the initial or any renewal or hold-over term of this lease, or any extension thereof, the Lessee will, at Lessee’s sole expense, insure and keep in effect on the building/buildings leased herein, flood insurance and fire and other hazard insurance, with additional coverage commonly known as “extended coverage” written by an insurance company or companies authorized to do business in the State of Alabama, in an amount or amounts sufficient to pay for all the fair market value of all losses covered thereby insuring the interests of the Lessor and the Lessee, as their respective interests may appear;

(b)	At all times during the initial or any renewal or hold-over term of this lease, or any extension thereof, the Lessee will, at Lessee’s sole expense, insure and keep in effect on the contents of the leased premises, flood insurance and fire and other hazard insurance, with additional coverage commonly known as “extended coverage” written by an insurance company or companies authorized to do business in the State of Alabama, in an amount or amounts sufficient to pay the fair market value of all losses covered thereby insuring the interests of the Lessor and the Lessee, as their respective interests may appear;

(c)	At all times during the initial or any renewal or hold-over term of this lease, or any extension thereof, the Lessee will, at Lessee’s sole expense, insure and keep in effect with respect to the leased premises insurance against claims for personal injury or property damage, under a policy of general public liability insurance, with such limits as may reasonably be established by Lessor from time to time, but in no event less than $500,000.00 per occurrence.

(d)	Every insurance policy required herein shall contain a certificate naming Lessor and Lessee as named insured, as their respective interests may appear.

11.	TAXES –

(a)	Lessee will pay the real estate taxes and assessments except any assessments, which may have already been made against the property, which shall be paid by the Lessor;

(b)	Lessee shall be liable for all taxes levied against personal property and trade fixtures placed by Lessee in or about the premises, including but not limited to all fixtures and equipment leased thereunder. In the event that the lease term does not coincide with the tax year of any taxing authority, Lessee’s share of its tax contribution shall be prorated for any such partial tax year in which any lease year shall extend.

12.	QUITE ENJOYMENT – Lessor covenants that the Lessee, on paying the rent in installments as and when they become due, as set forth above, all hereinafter referred to as “rent,” and Lessee performing all of the covenants and agreements herein contained shall peaceably and quietly have, hold and enjoy the demised premises.

13.	WARRANTIES AND DISCLAIMERS OF WARRANTIES – Lessor warrants that the furniture, fixtures, plumbing, machinery and equipment provided by Lessor, will be in good working order, condition and repair as of the commencement of this lease. Further, Lessor shall assign to Lessee all warranties, expressed or implied, due from any contractor, subcontractor, material man or manufacturer for any of the lease premises or its contents thereto. Lessor shall ensure that the Lessee shall have the right to fully enforce such warranties as if an original party thereto. Should it be necessary for Lessor to join in any action to enforce any warranties referred to herein, Lessor agrees that it shall do so at the request of the Lessee.

14.	MAINTENANCE AND STORMS – Lessee shall be responsible for all maintenance necessary for the leased premises, including site cleanup, drainage, irrigation, preparation for storms and cleanup after storms, in order that the premises shall remain commercially presentable at all times.

If any public authority requires structural or other repairs or changes to the particular premises herein demised (for example, such as fire extinguisher systems (if any), extra supports and braces, etc.), all or any of which are required by Lessee’s use of the property, then such changes, repairs, additions, etc., shall be promptly made after notice thereof, solely at Lessee’s expense, and upon Lessee’s failing or refusing to do so, Lessor may;

(a)	consider this lease in default, or;

(b)	make such repairs, changes, additions, etc., at Lessee’s cost and expense, and such sums so expended shall be payable by Lessee on demand and shall be secured as additional rent hereunder.

15.	SIGNS – Lessee shall be responsible for all signs it desires for the premises, and shall insure that all signs conform to the sign ordinance of the City of Fairhope.

16.	REPAIRS BY LESSOR – Except as set forth expressly in some paragraph herein, except for the roof and the basic structure of the building, Lessor shall not be obligated to make any repairs or do any work on or about the premises, or any part thereof, or any equipment therein. However, Lessor reserves the right after reasonable notice and at any time to enter upon the premises, either directly or through the agency of Lessor’s workmen, contractors, architect, artisans and laborers, to make such repairs and to do such work on or about any part of the premises as Lessor may deem necessary or property, or that Lessor may lawfully be required to make; and such repairs shall be made at Lessee’s risk as to Lessee’s property located within the premises, and as to any fixtures, machinery or equipment which Lessee may have added, with respect to the protection of the same from theft, damage, destruction or other hazard directly or indirectly connected with such repair work. Should Lessee fail to make or perform any repairs, replacements or maintenance agreed to be Lessee’s responsibility under this lease, Lessor may enter the premises and make or perform such repairs, replacements or maintenance under the same conditions herein above set out, and the cost thereof shall be payable by Lessee on demand, together with interest thereon at the highest legal rate and which said sums shall be secured as additional rent under the initial or renewal term of this lease, whichever is appropriate.

17.	REPAIRS BY LESSEE – Lessee will be responsible for the repair and upkeep of all of the improvements located on the premises, except for the basic structure of the building and the roof, and including the basic wiring and plumbing and air conditioning and heating, equipment. Lessee will replace all plate and other glass, if and when broken; will replace all keys lost or broken; and will keep the interior of the premises, in good order and condition, and will promptly repair all damage suffered as the result of freezing or Lessees neglect. Lessee will be responsible for replacement of HVAC filters, light bulb replacement and maintenance of plumbing lines due to clogs from every day use. Should Lessee fail to do or undertake the replacement, maintenance and repair of the items and things herein required of Lessee, Lessor may do and undertake the same, after two days written notice, and Lessee will pay Lessor the costs and expenses thereof, together with interest thereon at the highest legal rate, upon demand, and any sum thus due from Lessee to Lessor under the terms of this paragraph shall be secured as additional rent under the terms of this lease. Tenant may remove its trade fixtures, office supplies and movable office furniture and equipment not attached to the building provided: (a) such removal is made within (30) days after the termination of the term of this Lease; (b) Tenant is not in default of any obligation or covenant under this Lease at the time of such removal at Tenant’s sole cost and expense

18.	NO ALTERATIONS BY LESSEE WITHOUT PERMISSION – Lessee will make no alterations in or to the building, fixtures or equipment, and will not paint or redecorate any part of the building without the written consent of Lessor, except as otherwise herein provided, and such consent shall not be unreasonably withheld.

19.	LESSEE SHALL NOT OVERLOAD THE BUILDING – Lessee shall not overload the building, its floors, roof or walls, and shall be liable for all damages to the property or other consequences of overloading, and Lessee assumes the further responsibility to determine the extent to which the premises may be used without violating this provision.

20.

OTHER INSTANCES OF DEFAULT BY LESSEE – Upon the happening of any one or more of the events as expressed below in (a) through (h), inclusive (each of which said events shall separately and independently constitute a default hereunder at Lessor’s option), Lessor shall have the right, at Lessor’s option, to: (1) annul and terminate this lease and thereupon re-enter and take possession of the premises; or (2) re-enter and re-let said premises from time to time, as agents of Lessee, and such re-entry and /or re-letting shall not discharge Lessee from any liability or obligation hereunder, except that net rents (that is, gross rents less the expense of collecting and handling, including attorney’s fees and less commissions) collected as a result of such re-letting shall be a credit on Lessee’s liability for rents under the terms of this lease. Nothing herein, however, shall be construed to require Lessor to re-enter and /or re-let in the event of any such default; nor shall anything herein be construed to postpone the right of Lessor to sue for rents, whether matured by acceleration or otherwise, but on the contrary, Lessor is hereby given the right to demand, collect and /or sue therefore at any time after default. The separate events of default set forth in this paragraph (and which are over and above and in addition to any other event of default hereunder), are these:

(a)	In the event Lessee should fail to pay any one or more of the installments of rent as and when the same become due, or shall fail to pay on demand any amount due Lessor and secured as additional rent hereunder;

(b)	In the event Lessee removes, attempts to remove or permits to be removed from the premises, except in the usual course of business and /or trade, the goods, furniture, effects or other property of the Lessee purchased by Lessee at the commencement of this lease or brought thereon after;

(c)	In the event an execution or other legal process is levied upon the goods, furniture, effects or other property of the Lessee brought upon the premises, or upon the interest of Lessee in this lease;

(d)	In the event a petition in bankruptcy or a petition under the Bankruptcy Act, or any amendment thereto, is filed by or against Lessee, or Lessee is adjudged a bankrupt;

(e)	In the event an assignment for the benefit of creditors is made by Lessee;

(f)	In the event of the appointment of a Receiver for Lessee’s property;

(g)	In the event Lessee, before the expiration of any term hereunder, without the written consent of Lessor, vacates the premises or abandons the possession thereof, or uses the same for purposes other that the purposes for which the premises are hereby let, or ceases to use the premises are hereby let, or ceases to use the premises for the purposes herein specified;

(h)	In the event Lessee violates any of the other terms, conditions or covenants on the part of Lessee herein set forth.

21.	NOTICE OF DEFAULT AND RIGHT TO CURE –Should Lessee default in any manner under the terms of this lease, Lessor shall notify the Lessee in writing of any such default and Lessee shall have the right to cure such default. For any economic default, Lessee shall have fifteen (15) days after receipt of notice from Lessor to cure such default. For any non economic default Lessee shall have a reasonable time to cure such default as long as it diligently pursues the cure of the default within thirty (30) days of receipt of such notice of default from Lessor.

22.	PROCEDURE UPON DEFAULT OR TERMINATION – Subject to the provisions of paragragh 40 of the Lease, upon default or breach of condition, or upon the termination of this lease or re-entry upon the premises by Lessor for any one or more of the causes set forth above, or upon any termination of this lease or re-entry of the premises for cause prior to the ordinary end of the lease term, Lessee shall immediately surrender possession of the premises to Lessor upon demand, and this lease shall then and thereafter be of no further force or effect. Otherwise, Lessee shall peaceably surrender possession of the premises to Lessor upon the ordinary expiration of the initial or renewal terms, whichever applies.

23.	IMPROVEMENTS MADE DURING LEASE – All property at the leased premises and alterations and additions to the leased premises (including wall-to-wall carpet, paneling or other wall covering) and any other article attached or affixed to the floor, wall or ceiling of the lease premises shall become the property of Landlord and shall remain upon and be surrendered with the leased premises as a part thereof at the termination of this Lease, by lapse of time or otherwise, Tenant hereby waiving all rights to any payment or compensation therefore. If, however, Landlord so requests in writing, Tenant will, immediately prior to termination of this Lease, remove any and all alterations, additions, fixtures, equipment and property placed or installed by it in the leased premises, and not permanently affixed thereto, and will repair any damage caused by such removal, all at Tenant’s cost.

24.	HOLDING OVER AFTER TERM – Should Lessee continue to occupy the premises after the expiration of this Lease, then Lessee shall continue as a tenant under the terms of this Lease from month-to-month.

25.	SURRENDER OF POSSESSION AT TERM – Lessee will, upon the expiration or termination of this lease, surrender the quiet and peaceable possession of the lease premises in the like good order as the same were in at the commencement of this lease, natural wear and tear expected.

26.	MORTGAGE BY LESSOR – If Lessor mortgages the leased premises, Lessor shall ensure that the Lessee will receive notice of any default by the Lessor under the terms of any mortgage or indebtedness which is secured by said mortgage and that Lessee will have the right to cure any such default by Lessor.

27.	ATTORNEY’S FEES AND WAIVER OF EXEMPTIONS – In the event of employment of an attorney by either party for the enforcement of any provision of this lease, the prevailing party shall be entitled to a reasonably attorney’s fee in addition to all other remedies available under the terms of this Lease or at law at equity.

28.	LESSEE’ PERFORMANCE NEVER WAIVED – The failure of either party to insist of any one or more incidences upon strict performance of any of the covenants of this Lease, or to exercise any option contained herein shall not be construed as a waiver or relinquishment in the future of such covenant or option but the same shall continue and remain in full force and effect.

29.	CONDEMNATION – If the whole of the demised premises shall be taken by federal, state, county, city, public authority or other authority for public use under any statute, or by right of eminent domain, then when possession shall be taken thereunder of said premises, the term granted and any renewal or extension thereof and the rights of Lessee shall immediately cease and terminate. Lessee shall be entitled to receive an equitable portion of any award that may be made for such taking as a result of Lessee’s business interruption and / or any and all expenses which Lessee may incur to relocate to another location. Lessor shall be entitled to all remaining condemnation awards or proceeds. Further, all remaining Lease payments shall be abated. If just a part of the leased premises are taken by right of eminent domain, this Lease shall continue in full force and effect as to the property remaining, provided such property remaining is capable of continued enjoyment by Lessee for the uses and purposes provided hereunder. In this event, Lessee shall be entitled to any portion of the award resulting from business interruption and any other expenses Lessee may incur as a result of such taking and the remaining portion of such condemnation award shall be paid to the Lessor. Further, the rent due hereunder shall be equitably abated as a result of such taking.

30.	CONTIGUOUS PROPERTIES – It is agreed that because of the type business of Lessee, that Lessor will not lease, contiguous properties to tenants who may be adverse to the business of Lessee. Lessor must obtain the written approval of Lessee prior to leasing contiguous properties. Said written approval by Lessee shall not be unreasonably withheld.

31.	AGREEMENT BIND HEIRS – Successors and Assigns – Every provision hereof applicable to Lessor and every provision hereof applicable to Lessee shall also bind, apply to and run in favor of or against, as the case may be, their “respective successors in interest, heirs, executors, administrators or personal representatives” as if the quoted words had been inserted after the word “Lessor” or “Lessee” wherever they appear herein.

32.	INDEMNITY FOR ACCIDENTS AND ENVIRONMENTAL LAW VIOLATION – Lessee covenants and agrees that it will protect, save, defend and keep Lessor forever harmless and indemnified against and from any penalty, damages or charges including attorney’s fee imposed for any violation of any laws or ordinances (including injury, damage or liability pursuant to, related to or arising out of any environmental or laws purporting to protect any organisms or habitat) if caused by the neglect, willful or intentional conduct of the Lessee, its agents, servants or employees.

33.	PROVISIONS AS TO GENDER AND NUMBER – The word “Lessee” includes the singular as well as the plural, and a breach of condition or default by any one Lessee shall, at Lessor’s option, bind all Lessees equally under the terms of this lease. The term “Lessee” and its related pronouns include all natural persona, both male and female, as well as partnerships and corporations or any combination thereof.

34.	RULE OF CONSTRUCTION – The rule of construction construing the document against the drafter shall not apply.

35.	MODIFICATIONS – This instrument may only be amended, modified or changed by instrument in writing executed by all parties which specifically refers hereto, except that any party hereto may unilaterally change the notice address set forth in the paragraph immediately above by unilateral written notice to all other parties.

36.	DESTRUCTION BY FIRE OR CASUALTY – If at any time during the term of this Lease, the premises are so extensively damaged by fire or other casualty that the premises is rendered untenable, then in such event Lessor shall restore the premises to substantially the same condition as existed before said fire or other casualty occurred. All rents shall be abated until such time as the premises are rendered tenable. If only a portion of the premises are rendered untenable, an equitable portion of rent shall be abated for that portion of the premises which is rendered untenable. Lessor shall use all due diligence to restore the damaged premises and shall ensure that the premises are restored in a good and workmanlike manner.

37.	NOTICES– Any notice, demand, communication or election to exercise any option hereunder, whether intended for Lessor or Lessee, shall be in writing and may be served or delivered in person, or by prepaid U.S. registered or certified mail to the address of the party intended as the recipient thereof as such address is herein stated, or to such other address of the parties hereto may at any time, and from time to time, designate in writing. As to Lessee, such notices, demands, communications or elections to exercise any option shall also be deemed sufficient if posted on the entrance door to the leased premises in a sealed envelope. With that exception as to Lessee, all notices and communications to the parties in respect of this instrument shall be directed to the parties at the following addresses:

To Lessor – Forest View Apartments, Inc., P.O Box 506 Point Clear, Alabama 36564

To Lessee – Vision Bank, P.O. Box 4649, Gulf Shores, Alabama 36547

38.	PERSONAL GUARANTY – The individuals signed below constitute the members of Forest View Apartments, Inc., an Alabama Corporation. By affixing their signatures below, each member, jointly and severally agrees to guarantee the performance of Lessor of all of the terms, covenants and conditions to which the Lessor is bound under the terms of this Lease.

39.	GOVERNING LAW – This agreement shall be governed according to the laws of the State of Alabama.

40.	ARBITRATION– All disputes relating to this Lease or the enforcement of any term shall be resolved by binding arbitration according to the Rules of the American Arbitration Society.

41.	ASSIGNMENT OR SUBLETTING – The leased premises may be sublet and this Lease Agreement may be assigned by Lessee at any time with the prior written consent of the Lessor, which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, Lessor and Lessee have executed this lease in triplicate, corporate parties by causing the signature of a duly authorized officer to be affixed hereto, and individual parties by signing their names, this the 1st day of February, 2005.

Forest View Apartments, Inc.

		By:	/s/ Ware M. Porter
		Its:	President
Lessor

VISION BANK
ATTEST:
		By:	/s/ William E. Blackmon
		Its:	Chief Financial Officer
By:	/s/ Karen Harmon	Lessee
Its:	Operations Officer

STATE OF ALABAMA

COUNTY OF BALDWIN

I, the undersigned, a Notary Public in and for said County, in said State, hereby certify that Ware M. Porter as Representative of Forest View Apartments, Inc. whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he/she as such officer and with full authority executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this, the 9th day of February, 2005.

/s/ Rita B. Green
NOTARY PUBLIC
My Commission Expires: 2/15/05

STATE OF ALABAMA

COUNTY OF BALDWIN

I, the undersigned, a Notary Public in and for said County, in said State, hereby certify that William E. Blackmon and Karen Harmon as Chief Financial Officer and Operations Officer, respectively of VISION BANK, whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he/she as such officer and with full authority executed the same voluntarily on the day the same bears date.

Given under my hand and seal on this, the 2nd day of February, 2005.

/s/ Geneie S. Scheer
NOTARY PUBLIC
My Commission Expires: 12/3/ 2008

ADDENDUM TO LEASE AGREEMENT

Dated February 1, 2005 between

FOREST VIEW APARTMENTS, INC. and VISION BANK

The purpose of this addendum is to make the substitutions below:

10.	INSURANCE -

(a)	At all times during the initial or any renewal or hold-over term of this lease, or any extension thereof, the Lessor will, at Lessee’s sole expense, insure and keep in effect on the building/buildings leased herein, flood insurance and fire and other hazard insurance, with additional coverage commonly known as “extended coverage” written by an insurance company or companies authorized to do business in the State of Alabama, in and amount or amounts sufficient to pay for all the fair market value of all losses covered thereby insuring the interests of the Lessor and the Lessee, as their respective interests may appear; monies shall be reimbursed to Lessor by Lessee within 30 days of receipt of invoice;

(c)	At all times during the initial or any renewal or hold-over term of this lease, or any extension thereof, the Lessor will, at Lessee’s sole expense, insure and keep in effect with respect to the leased premises insurance against claims for personal injury or property damage, under a policy of general public liability insurance, with such limits as may reasonable be established by Lessor from time to time, but in no event less than $1,000,000.00 per occurrence basic coverage and $1,000,000.00 per occurrence umbrella coverage; monies shall be reimbursed to Lessor by Lessee within 30 days of receipt of invoice.

11.	TAXES

(a)	Lessor will pay the real estate taxes and assessments except any assessments, which may have already been made against the property, which shall be paid by the Lessor; monies shall be reimbursed to Lessor by Lessee within 30 days of receipt of invoice.

13.	WARRANTIES AND DISCLAIMERS OF WARRANTIES -

Lessor warrants that the fixtures, plumbing, machinery and equipment provided by Lessor, will be in good working order, condition and repair as of the commencement of this lease. Lessor will be responsible for the basic structure of the building and the roof. Lessee will be responsible for plumbing, air conditioning, heating, and equipment. Further, Lessor shall assign to Lessee all warranties, expressed or implied, due from any contractor, subcontractor, material man or manufacturer for any of the lease premises or its contents thereto. Lessor shall ensure that the Lessee shall have the right to fully enforce such warranties as if an original party thereto. Should it be necessary for Lessor to join in any action to enforce any warranties referred to herein, Lessor agrees that it shall do so at the request of the Lessee.

16. REPAIRS BY LESSOR -

Lessor will be responsible for the basic structure of the building and the roof. Lessee will be responsible for plumbing, air conditioning, heating, and equipment. All other aspects of Paragraph 16 shall remain the same.

17.	REPAIRS BY LESSEE -

Lessor will be responsible for the basic structure of the building and the roof. Lessee will be responsible for plumbing, air conditioning, heating, and equipment. All other aspects of Paragraph 17 shall remain the same.

IN WITNESS WHEREOF, Lessor and Lessee have executed this lease in triplicate, corporate parties by causing the signature of a duly authorized officer to be affixed thereto, and individual parties by signing their names, this the 4th day of February, 2005.

FOREST VIEW APARTMENTS, INC.

By:	/s/ Ware M. Porter
Its:	President
Lessor

VISION BANK

By:	/s/ William E. Blackmon
Its:	Chief Financial Officer
Lessee

STATE OF ALABAMA

COUNTY OF BALDWIN

I, the undersigned, a Notary Public in and for said County, in said State, hereby certify that Ware M. Porter as Representative of Forest View Apartments, Inc. whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he as such officer and with full authority executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this, the 4th day of February , 2005.

/s/ Cynthia B. Crigler
NOTARY PUBLIC

My Commission Expires: November 15, 2008

STATE OF ALABAMA

COUNTY OF BALDWIN

I, the undersigned, a Notary Public in and for said County, in said State, hereby certify that William E. Blackmon as Representative of VISION BANK whose name is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he as such officer and with full authority executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this, the 4th day of February, 2005.

/s/ Geneie S. Scheer
NOTARY PUBLIC

My Commission Expires: December 3, 2008